UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):          November 15, 2011

    RESPONSE GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-1124608	11-3525548
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

1640 Marengo St., 6th Floor
Los Angeles, California 90033
(323) 224-3900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 15, 2011, Response Genetics, Inc. (the “Company”) received a notification from The NASDAQ Stock Market LLC (“NASDAQ”) providing notification that, for the previous 30 consecutive business days, the Company failed to comply with the $35 million minimum market value of listed securities (“MVLS”) requirement for continued listing on The Nasdaq Capital Market under NASDAQ Listing Rule 5550(b)(2) (“Rule 5550(b)(2)”).  The Company, in accordance with NASDAQ Listing Rule 5810(c)(3)(C), has been provided 180 calendar days, or until May 14, 2012, to regain compliance.  To regain compliance, the MVLS of the Company’s common stock must be $35 million or more for a minimum of ten consecutive business days at any time before May 14, 2012.  If the Company regains compliance, NASDAQ will provide the Company with written confirmation and will close the matter.

If the Company does not regain compliance with Rule 5550(b)(2) by May 14, 2012, the Company will be notified that its securities are subject to delisting.  At that time, the Company may appeal NASDAQ’s determination to delist its securities to a Hearings Panel.

The Company has not yet determined what action, if any, it will take in response to this notice, although the Company intends to monitor the closing bid price of its common stock and its MVLS between now and May 14, 2012.  The Company’s Board of Directors will consider whatever options may be available to it to achieve compliance and to consider available options if its common stock does not trade at a level which would cause the Company to be in compliance with the NASDAQ minimum MVLS requirement.  The Company disclaims any intention or obligation to update this report for purposes of disclosing any action or response that the Company decides to take after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE GENETICS, INC.

Date: November 21, 2011	By:	/s/ Denise McNairn
Name: Denise McNairn
Title: Interim CEO, Vice President, General Counsel and Secretary